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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contact:          NeoTherapeutics, Inc.                       Ruder Finn, Inc.
                  Carol Hess, Investor Relations              Robert D. Ferris
                  Tel:  714-788-6700                          Tel:  212-715-1573
                  Fax:  714-788-6706                          Fax:  212-715-1660


           NEOTHERAPEUTICS ANNOUNCES RESEARCH PROGRESS WITH AIT-082 AT
                  INTERNATIONAL ALZHEIMER'S DISEASE CONFERENCE

Irvine, California, April 16, 1998 - NeoTherapeutics, Inc. (NASDAQ: NEOT, NEOTW) announced today that research results on its Alzheimer's disease compound, AIT-082, were presented at the Fifth International Geneva/Springfield Symposium on Advances in Alzheimer Therapy in Geneva, Switzerland.

Michel Rathbone, MD, Ph.D., of the Departments of Biomedical Sciences and Medicine (Neurology), McMaster University, Hamilton, Ontario, Canada reported that AIT-082 enhanced memory function in both young adult and aged mice within two hours after oral administration. Further, prophylactic treatment with AIT-082 prevented or delayed the onset of age-induced memory deficits in mice when administered in the drinking water. When memory impairment was produced by specific brain lesions, AIT-082 restored memory performance and increased the genetic expression of neurotrophin-3 (NT-3), a natural protein growth factor associated with nerve cell function. In Phase I clinical trials with Alzheimer's patients, no serious side effects were observed at single oral doses from 10 to 4,000 milligrams. In addition, AIT-082 was rapidly absorbed and remained in the blood sufficiently long enough to suggest that once daily dosing may be possible.

Dr. Rathbone commented on the potential of AIT-082, stating "AIT-082 totally alters the way we think about treating Alzheimer's disease and other neurological disorders. Until now, Alzheimer's disease therapy has focused on replacing chemicals in the brain which dying cells can no longer produce. AIT-082 is quite different; it appears to enhance the latent capability of the nervous system to protect nerve cells, to resist damage and to stimulate the intrinsic repair mechanisms in the brain. Currently, AIT-082 is in clinical trials for Alzheimer's disease, but its mechanism of action suggests that it may eventually be useful in the treatment of a number of neurological disorders." His presentation is entitled "AIT-082, A Unique Purine with Neuroregenerative Properties."

NeoTherapeutics, based in Irvine, California, is a publicly traded biopharmaceutical company dedicated to the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurological diseases and conditions such as Alzheimer's disease, memory deficits associated with aging, spinal cord injury, Parkinson's disease, stroke, depression, and migraine. NeoTherapeutics' products are orally administered and based on patented technologies.


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This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the initiation and completion of clinical trials and the dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

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